Exhibit 1
Power of Attorney
and Joint Filing Agreement
     I hereby appoint Mark H. Voigts, Suzanne DuRard and Julia L. Harris and each of them individually, with full power of substitution and resubstitution, my true and lawful attorneys-in-fact to execute and file such documents and other information, including amendments and exhibits thereto, as may be required to be filed, or which any such attorney-in-fact may deem to be desirable to be filed, pursuant to Section 13 and Section 16 of the Securities Exchange Act of 1934, including, without limitation, Schedules 13D and 13G, Forms 3, 4 and 5, and any and all amendments thereto, with the United States Securities and Exchange Commission and, if necessary, foreign regulators, granting to such attorneys, and each of them, full power and authority to do and perform each and every act and thing whatsoever that such attorney or attorneys may deem necessary, advisable or appropriate as I might or could do personally, hereby ratifying and confirming all acts and things that such attorney or attorneys may do or cause to be done by virtue of this power of attorney. This appointment shall be effective until revoked by writing delivered to the General Counsel of Avanade Inc.
     Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned further agrees to the joint filing of a Statement on Schedule 13G together with each or any of the other applicable parties to the Employee Stockholders Agreement, dated as of August 4, 2004 and any individuals otherwise bound thereby (including any and all amendments thereto and any filing on Schedule 13D relating to the same investment), with respect to the shares of common stock, par value $0.00001 per share and Convertible Series A preferred stock, of Avanade Inc., and further agree that this Power of Attorney and Joint Filing Agreement be included as an Exhibit thereto. The undersigned acknowledges that each party to such 13D or 13G shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate.

Signed:	/s/ A Kumar	Date:	2/14/2007

Printed Name: Ashish Kumar

Signed:	/s/ Andrew White	Date:	14 February 2007

Printed Name: Andrew White

Signed:	/s/ Adam Warby	Date:	14th February 2007

Printed Name: Adam Warby

Signed:	/s/ Howard Kilman	Date:	2/14/2007

Printed Name: Howard Kilman

Signed:	/s/ Dennis K Knapp	Date:	2/14/07

Printed Name: Dennis K. Knapp

Signed:	/s/ Harry M Pitorak	Date:	2/14

Printed Name: Harry Pitorak

Signed:	/s/ Andrea Ramacciotti	Date:	4.2.2007

Printed Name: Andrea Ramacciotti

Signed:	/s/ Arnaud Edard	Date:	14/02/2007 (FR) 02/14/2007 (US)

Printed Name: Arnaud Edard

Signed:	/s/ Don Evans	Date:	2/14/2007

Printed Name: Donald Evans

Signed:	/s/ Neil Dicker	Date:	14th February 2007

Printed Name: Neil Dicker

Signed:	/s/ Susan M Paul	Date:	2/14/07

Printed Name: Susan M. Paul

Signed:	/s/ Suzanne DuRard	Date:	2/14/2007

Printed Name: Suzanne DuRard

Signed:	/s/ Thomas E Boeckling	Date:	2/14/2007

Printed Name: Thomas Boeckling

By Accenture International S.àr.l.,

Signed:	/s/ Doug G. Scrivner	Date: February 14, 2007

Printed Name:	Douglas G. Scrivner Manager

By Accenture LLP,
represented by Accenture Inc., its Managing Partner

Signed:	/s/ Doug G. Scrivner	Date: February 14, 2007

Printed Name:	Douglas G. Scrivner Director

By Accenture Ltd.

Signed:	/s/ Doug G. Scrivner	Date: February 14, 2007

Printed Name:	Douglas G. Scrivner General Counsel and Secretary

By Microsoft AVN Holdings

Signed:	/s/ Keith Dolliver	Date: February 14, 2007

Printed Name:	Keith Dolliver President

By Microsoft Corporation

Signed:	/s/ Keith Dolliver	Date: February 14, 2007

Printed Name:	Keith Dolliver Assistant Secretary